Exhibit 99.1

CORPORATE INVESTOR RELATIONS
	CONTACT:	Monica J. Burke
5333 15th Ave. South, Seattle, WA 98108		Chief Financial Officer
(206) 762-0993		(415) 331-5281
www.stockvalues.com
NEWS RELEASE

WILLIS LEASE FINANCE REPORTS FIRST QUARTER PROFIT OF $566,000

SAUSALITO, CA – May 11, 2005—Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported net income of $566,000, or $0.06 per diluted share, in the first quarter compared to $969,000, or $0.11 per diluted share, in the first quarter of 2004.  Higher revenues only partially offset increased financing costs and depreciation expense in the quarter.

Current Market

“We are seeing some very positive trends in the marketplace,” said Charles F. Willis, President and CEO.  “Despite the high cost of fuel and heavy competition, the international aviation market is seeing substantial growth.  For example, recent deregulation in India is opening that huge country to expanded commercial aviation services sparking a surge of new activity there.  In the last year, four new low cost carriers were started to serve the Indian market, creating demand for new and used aircraft and aviation services across the board.  China continues to generate strong growth; and South America and Europe are also seeing solid improvement.”

“Another trend worth noting is the growing demand for leased engines,” continued Willis.  “Supply and demand conditions for engine lessors are probably more favorable than they have been at any time since early 2001.  Lease rates are continuing to increase and lease terms are getting noticeably longer.  In addition, it has been a long time since I saw so many purchase leaseback opportunities available in the marketplace.”

“Despite improving market conditions, our first quarter results were heavily impacted by higher net finance costs,” said Willis.  “Since the end of the first quarter last year, 1-month LIBOR more than doubled from 1.09% to 2.87% at the end of March 2005.  With a high percentage of our finance costs tied to 1-month LIBOR or commercial paper rates, the rise in rates in the last year has increased our net finance costs by 25% from the same quarter a year ago.  We have hedged about 40% of our floating rate debt.  Because roughly half of our portfolio consists of leases with remaining terms of 12 months or less, we have an opportunity to increase rents on expiring leases as they come up for renewal or as engines go to new lessees.  In the past we have been quite successful in passing along the impact of increased funding costs, albeit at somewhat of a lag behind movements in interest rates.  In response to higher interest rates, we started raising lease rates over a year ago.  This process is continuing, supported by very healthy demand in the marketplace for our engines.”

Results from Operations

“In the first quarter, our utilization rate improved to 89.2% at March 31, 2005, compared to 85.8% at December 31, 2004, and 88.0% at March 31, 2004, reflecting continued strong demand for our engines,” said Donald A. Nunemaker, Chief Operating Officer.  “As of April 30, 2005, we are back over 90% again at 91.1%.  Average utilization in the first quarter of 2005 was 87.7% compared to 90.6% in the first quarter a year ago, yet despite lower utilization and only marginal growth in the average size of the lease portfolio, we were still able to increase lease revenue by 2% due to higher lease rates.  Included in the utilization rate calculation are the four CFM56-7B engines we purchased new —one in 3Q04, two in 4Q04 and one in 1Q05 — none of which have been leased yet,” Nunemaker said.  “If these new engines were eliminated from the utilization rate calculation, utilization would have been 94.2% at March 31, 2005, and 89.3% at year-end.  We are developing solid interest in these engines that provide power for the popular Boeing 737-NG aircraft, and we are optimistic they will begin to contribute to revenues and earnings in the near future.”

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Lease revenue in the first quarter of 2005 was up 2%, or $271,000, to $15.0 million compared to the first quarter of 2004.  Sales of equipment generated a net gain of $732,000 in the first quarter of 2005 and $148,000 in the first quarter a year ago.  Other income totaled $101,000 in the first quarter of 2005 compared to $174,000 in the same quarter last year.

First quarter operating expenses increased $1.4 million, or 10%, to $15.1 million from $13.7 million a year ago, primarily due to the $1.1 million increase in net interest and finance costs.

Depreciation, the largest single expense, increased 6% in the first quarter to $6.0 million compared to $5.7 million in the same period last year, reflecting changes in estimates of useful lives and values on older engines types.

First quarter net interest and finance costs increased 25% to $5.4 million from $4.3 million in the first quarter a year ago, due to the substantial increase in short-term interest rates over the past 12 months.  “With almost half our portfolio in leases that mature within a year, and with lease rates rising to reflect the higher interest rate environment, pressure on our margin could ease in the remainder of this year,” noted Monica J. Burke, Chief Financial Officer.  “In addition, we continue to monitor our exposure to short-term interest rates and manage our hedged position.”

“General & administrative expense declined slightly in the first quarter to $3.6 million compared to $3.7 million in the first quarter a year ago, due to decreased employee costs and engine-related maintenance expenses, offset by higher travel-related costs and outside technical services expenses,” Burke added.

Balance Sheet

At March 31, 2005, the company had 114 commercial jet engines, 3 aircraft parts packages, 5 aircraft and other engine-related equipment in its lease portfolio with a net book value of $509.8 million, compared to 119 commercial jet engines, 4 aircraft parts packages, 7 aircraft and other engine-related equipment in its lease portfolio with a net book value of $502.3 million at March 31, 2004.

Total assets increased 5% to $579.0 million at March 31, 2005, compared to $551.7 million a year ago.  Shareholders’ equity increased 7% to $118.2 million, or $13.09 per common share, compared to $110.8 million, or $12.46 per common share, at March 31, 2004.

At March 31, 2005, the company had $28.5 million of availability under its credit facilities compared to $32.5 million a year ago.  The company’s funded debt to equity ratio was 3.06-to-1 at March 31, 2005, compared to 3.17-to-1 a year earlier.  Restricted and unrestricted cash and cash equivalents was $41.6 million at the end of the first quarter, compared to $36.9 million at March 31, 2004.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities worldwide.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made; and the Company undertakes no obligation to update them.  The Company’s actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; the ability of the Company to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital to the Company and to its customers; the ability of the Company to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in the Company’s portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

WILLIS LEASE FINANCE CORPORATION
AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Three Months Ended
	March 31,	March 31,	%
	2005	2004	Change
REVENUE
Lease revenue	$15,035	$14,764	1.8%
Gain on sale of leased equipment	732	148	394.6%
Other income	101	174	(42.0)%
Total revenue	15,868	15,086	5.2%

EXPENSES
Depreciation expense	6,040	5,722	5.6%
General and administrative	3,647	3,691	(1.2)%
Net interest and finance costs	5,395	4,305	25.3%
Total expenses	15,082	13,718	9.9%

Income before income taxes	786	1,368	(42.5)%

Income tax expense	(220)	(399)	(44.9)%
Net income	$566	$969	(41.6)%

Basic earnings per common share	$0.06	$0.11

Diluted earnings per common share	$0.06	$0.11

Average common shares outstanding	9,006	8,856
Diluted average common shares outstanding	9,401	9,161

Consolidated Balance Sheets

(In thousands, except share data, unaudited)

	Mar. 31,	Dec. 31,	Mar. 31,
	2005	2004	2004
ASSETS
Cash and cash equivalents including restricted cash of $38,849, $46,324 and $33,609 at Mar. 31, 2005, Dec. 31, 2004 and Mar. 31, 2004, respectively	$41,605	$51,864	$36,860
Equipment held for operating lease, less accumulated depreciation	509,799	511,443	497,078
Net investment in direct finance lease	—	—	5,253
Operating lease related receivable, net of allowances	1,697	1,630	4,149
Notes receivable	4,717	436	—
Investments	1,480	1,480	1,480
Assets under derivative instruments	2,769	1,398	—
Property, equipment & furnishings, less accumulated depreciation	7,936	7,537	811
Other assets	8,960	9,670	6,022
Total assets	$578,963	$585,458	$551,653

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$5,516	$7,280	$8,340
Liabilities under derivative instruments	—	—	1,441
Deferred income taxes	28,293	27,530	25,487
Notes payable	361,722	369,840	350,702
Maintenance reserves	57,835	56,871	46,765
Security deposits	2,154	2,088	2,221
Unearned lease revenue	5,257	5,381	5,927
Total liabilities	460,777	468,990	440,883

Shareholders’ equity:
Preferred stock (none outstanding)	$—	$—	$—
Common stock ($0.01 par value)	90	90	89
Paid-in capital in excess of par	62,787	62,631	61,915
Accumulated other comprehensive gain/(loss), net of tax	1,962	966	(1,127)
Retained earnings	53,347	52,781	49,893
Total shareholders’ equity	118,186	116,468	110,770

Total liabilities and shareholders’ equity	$578,963	$585,458	$551,653

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Note:  Transmitted on Business Wire on May 11, 2005 at 3:30 a.m. PDT.